EXHIBIT 10.52

                              EMPLOYMENT AGREEMENT


           THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of December 1, 2003 by and among NORTH ATLANTIC CIGARETTE COMPANY, INC., a Delaware corporation ("NACC"), NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation ("NATC"), and LAWRENCE WEXLER (the "Executive").

                                    PREMISES:
                                    ---------

           1. NATC, through its subsidiaries, is a leading manufacturer and distributor of premium cigarette papers, loose leaf chewing tobacco and make-your-own tobacco products, and has recently entered the premium cigarette market with the launch of Zig-Zag premium cigarettes.

           2. NATC intends to conduct its premium cigarette business through NACC, a wholly-owned subsidiary of NATC.

           3. NACC desires to employ the Executive as the President and Chief Operating Officer of NACC and the Executive desires to accept such employment, in each case on the terms and subject to the conditions set forth herein.

                                    AGREEMENT
                                    ---------

           In consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

           1. Employment, Duties and Acceptance.

           (a) During the Term (as hereinafter defined), NACC shall employ the Executive as the President and Chief Operating Officer of NACC or, if the premium cigarette paper business is conducted through any other subsidiary or division of NATC or (NATC and its subsidiaries being referred to collectively as the "Company"), as President and Chief Operating Officer of such subsidiary or division.

           (b) The Executive hereby accepts such employment and agrees to render his services to the Company on a full-time basis. The Executive further agrees that, if requested by NATC, he will serve, during all or any part of the Term, as an officer and/or director of any division or subsidiary of the Company that is engaged in the premium cigarette business without any compensation therefor in addition to that specified in this Agreement. The Executive shall report directly to the Chief Executive Officer of NATC or such other senior executive officer of the Company as may be determined by the Boards of Directors of NATC and NACC (collectively, the "Board").


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           (c) The duties to be performed by the Executive hereunder shall be performed primarily in New York, New York, subject to reasonable travel requirements on behalf of the Company. The Executive acknowledges that he may be required to spend a significant amount of time periodically at the Company's other facilities. The Company shall not relocate the Executive outside of the greater New York area without his prior written consent, which may be withheld in the Executive's discretion. The Executive shall be entitled to two (2) weeks of paid vacation time during 2003 and four (4) weeks of paid vacation time during each calendar year thereafter during the Term thereafter.

           2. Term of Employment. As used herein, the "Term" means the period commencing on December 1, 2003 (the "Commencement Date") and ending on the date of termination of the Executive's employment with the Company for any reason (the "Termination Date").

           3. Compensation. The Executive shall be entitled to the following compensation:

           (a) During the Term, the Company agrees to pay to the Executive a salary in cash (the "Salary") as compensation for the services to be performed by him as provided herein. The Salary shall be paid at the rate of $350,000 per annum less such deductions or amounts to be withheld as shall be required by applicable law and regulations. The Salary shall be paid in accordance with the Company's salaried payroll payment policy. The Executive's Salary shall be reviewed annually and may be increased at the sole discretion of the Board.

           (b) The Executive will be paid a signing bonus, in the amount of $50,000, subject to such deductions on amounts to be withheld as shall be required by applicable law and regulations, on or before December 31, 2003.

           (c) The Executive shall be eligible to receive, in respect of each calendar year during the Term (other than 2003), an annual cash bonus (each, a "Bonus"). The Bonus that the Executive shall be eligible to receive shall be up to 50% of the Executive's then current annual Salary. The Bonus for 2004 shall be based upon the achievement of individual annual performance goals established by NACC after consultation with the Executive; provided, however, that the minimum Bonus payable to the Executive for 2004 shall be $50,000. For 2005 and subsequent calendar years, the Bonus shall be based on the Company achieving its annual performance goals for the calendar year in question under the Company's Management Bonus Program (as in effect from time to time). The Bonus, if any, payable in respect of any calendar year shall be paid to the Executive following the completion of the audit of the Company's financial statements for such year and the approval of such Bonus by the Board, subject to the Executive being employed hereunder, on the date such Bonus is payable. It is understood and agreed that, for purposes of the termination provisions of this Agreement set forth in Section 4 hereof, any discretionary bonus paid to the Executive (i.e., any bonus not based expressly on the factors set forth in this Section 4(c)) shall not constitute a "Bonus" as such term is used therein.


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           (d) The Executive shall be entitled to all rights and benefits for which he shall be eligible under any other incentive program, retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called "fringe" benefits or perquisites provided by the Company generally for its executive officers. In addition, the Executive shall be (i) furnished with the use of a company car during the Term (for which the Company's portion of the purchase price shall not exceed $45,000), subject to the Company's policies, as communicated from time to time, regarding company cars and their usage, (ii) reimbursed up to $3,000 per annum for dues for the Executive's current club membership and (iii) reimbursed for up to $3,000 per annum for either additional life insurance or disability insurance as the Executive may elect (subject to availability and submission of appropriate documentation under the Company's reimbursement policy).

           (e) The parties acknowledge and agree that (i) pursuant to the terms and subject to the conditions NATC's 2002 Share Incentive Plan (the "Plan") and to Section 6 hereof, the Executive will be granted options to purchase 10,000 shares of common stock, par value $.01, per share, of NATC, at an exercise price of not more than $90.00 per share, (ii) such options shall vest (subject to Executive remaining employed hereunder on the applicable vesting dates) as follows: options for 2,500 shares on each of December 1, 2004, December 1, 2005, December 1, 2006 and December 31, 2007.

           4. Termination.

           (a) Death. If the Executive's employment hereunder shall terminate as a result of the Executive's death, the Executive's legal representative shall be entitled to receive in cash an amount equal to the sum of (i) any accrued and unpaid Salary to the Termination Date and (ii) any accrued and unpaid Bonus to the Termination Date, including any Bonus for the year in which the Termination Date occurs, as determined by the Board, in its sole discretion, after reviewing the Executive's and the Company's performance for such entire year and prorating any such Bonus for the number of days elapsed during such year prior to the Termination Date. The amount referred to in clause (i) above shall be paid in accordance the Company's existing payroll practices and any Bonus payable pursuant to clause (ii) above shall be paid within fifteen business days after the release of the Company's audited financial statements for the year in respect of which such Bonus was awarded and approval of such Bonus by the Board. In addition, the Executive (or his legal representative) shall be entitled to receive any insurance proceeds payable pursuant to any insurance provided pursuant to Section 3(d) hereof.

           (b) Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for a period of at least 90 days out of any twelve consecutive months (which condition is referred to herein as the Executive becoming "Disabled"), the Company may at any time prior to the 90th day after the last day of such twelfth consecutive month, by written notice to the Executive, terminate the Executive's employment as of the date of such notice (or any later date specified therein), in which event the Executive (or his legal representative) shall be entitled to receive in cash an amount calculated as the sum of (i) any accrued and unpaid Salary to the Termination Date and (ii) any accrued and unpaid Bonus to the Termination Date, including


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any Bonus for the year in which the Termination Date occurs, determined by the
Board, in its sole discretion, after reviewing the Executive's and the Company's performance for such entire year and prorating any such Bonus for the number of days elapsed during such year prior to the Termination Date. The amount referred to in clause (i) above shall be paid in accordance the Company's existing payroll practices and any Bonus payable pursuant to clause (ii) above shall be paid within fifteen business days after the release of the Company's audited financial statements for the year in respect of which such Bonus was awarded and approval of such Bonus by the Board. In addition, the Executive (or his legal representative) shall be entitled to receive any disability benefits payable pursuant to any plan referred to in Section 3(d) hereof. Nothing herein contained shall be deemed to limit or abrogate any insurance or other similar benefits available to the Executive.

           (c) Termination for Cause or Resignation without Good Reason. The Executive's employment may be terminated by the Company during the Term for Cause (as hereinafter defined). If during the Term the Executive's employment shall be terminated by the Company for Cause or the Executive shall voluntarily resign without Good Reason (as hereinafter defined), the Company's obligation to pay Salary and Bonus for the benefit of the Executive, and the Executive's obligation to render services hereunder for the benefit of the Company, shall cease on the effective date of such termination or resignation; provided, however, that the Executive shall be entitled to receive in cash an amount equal to (i) any accrued and unpaid Salary to the Termination Date and (ii) any accrued and unpaid Bonus for any year preceding such Termination Date. The amount referred to in clause (i) above shall be paid in accordance the Company's existing payroll practices and any Bonus payable pursuant to clause (ii) above shall be paid within fifteen business days after the release of the Company's audited financial statements for the year in respect of which such Bonus was awarded and the approval of such Bonus by the Board.

           As used herein, the term "Cause" shall mean only (i) a felony conviction of the Executive (as determined by a court of competent jurisdiction, not subject to further appeal), (ii) the commission by the Executive of an act of fraud or embezzlement against the Company, (iii) gross misconduct which is demonstrably willful and deliberate on the Executive's part and which is materially detrimental to the Company, (iv) any material breach by the Executive of any agreement with the Company not cured within 10 days after receiving written notice thereof or any material violation of any policies or procedures of the Company or (v) insubordination consisting of the Executive's continued failure to take specific action which is within his individual control and consistent with his status as a senior executive of the Company and his duties and responsibilities hereunder after having been provided with not less than 10 days' prior written notice from the Chief Executive Officer of NATC or the Board.

           As used herein, the term "Good Reason" means any of the following:

               (i) the assignment to the Executive of any duties inconsistent with his status as President and Chief Operating Officer of NACC or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons;


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               (ii) the failure by the Company to pay or provide to the
          Executive, within thirty (30) days of a written demand therefor, any amount of compensation or any material benefit which is due, owing and payable pursuant to the terms hereof or of any written plan, program, arrangement or policy; or

               (iii) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein and the failure by the Company to cure such breach within twenty (20) days after written notice thereof from the Executive.

           (d) Termination without Cause or for Good Reason. The Executive's employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason. If during the Term the Executive's employment shall be terminated by the Company without Cause (and other than pursuant to Section 4(b)) or by the Executive for Good Reason (each a "Section 4(d) Event"), the following provisions shall apply:

               (i) The Executive shall be entitled to receive severance pay equal to the sum of the following amounts:

               (A) an amount equal to all accrued but unpaid Salary owing by the Company as of the Termination Date;

               (B) any accrued and unpaid Bonus to the Termination Date, including any Bonus for the year in which the Termination Date occurs, determined by the Board, in its sole discretion, after reviewing the Executive's and the Company's performance for such entire year and prorating any such Bonus for the number of days elapsed during such year prior to the Termination Date;

               (C) subject to Section 5 hereof, an amount equal to the Executive's current annual Salary hereunder; and

               (D) subject to Section 5 hereof, an amount equal to the average annual Bonus paid to the Executive pursuant to this Agreement for the two calendar years preceding the Termination Date (or, if the Executive has been employed hereunder for less than two full calendar years as of the Termination Date, the amount of the Bonus, if any, paid to the Executive for the prior calendar year).

               (ii) The amounts payable by the Company pursuant to Section 4(d)(i) shall be paid as follows:


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               (A) The amount referred to in clause (A) of Section 4(d)(i) shall be paid in accordance with the Company's existing payroll practices;

               (B) The amount of any Bonus payable pursuant to clause (B) of
          Section 4(d)(ii) shall be paid fifteen business days after the release of the Company's annual audited financial statements for the year in respect of which such Bonus was awarded and the approval of such Bonus by the Board; and

               (C) The amounts payable by the Company pursuant to clauses (C) and (D) of Section 4(d)(i) shall be paid as a lump sum cash payment within fifteen business days after the Termination Date.

               (iii) Any options to purchase shares of Common Stock granted to the Executive and any shares of restricted stock granted to the Executive that have not vested as of the Termination Date shall vest as of such date.

           (e) Non-Competition. During the term of the Executive's employment with NACC and for twelve months after the Termination Date (the "Noncompetition Period"), Executive hereby agrees not to Compete with the Company. For purposes of this section, the term Compete means:

               (i) soliciting or counseling, personally or by or on behalf of any person, firm or corporation, the employment of any employee of Company, or requesting, inducing or attempting to influence any employee of the Company to terminate his employment with Company; or

               (ii) directly or indirectly (A) requesting, inducing or attempting to influence any supplier of goods or services to Company to curtail or cancel any business it transacts with Company; or (B) requesting, inducing or attempting to influence any customer of Company to curtail or cancel any business they may transact with Company; or (C) engaging in any business that the Company is engaged in as of the date of such termination (whether as an officer, director, partner, employee, consultant or equity owner).

Notwithstanding the foregoing, the term "Compete" shall not include owning (as a "beneficial owner", as such term is defined in the Securities Exchange Act of 1934, as amended, or otherwise) one percent (1%) or less of any class of equity securities of a company that is engaged in a business in which the company is engaged, provided that such class of equity securities is listed on a national securities exchange or actively traded in the over-the-counter market and that the Executive does not serve as an officer, director, partner, employee or consultant of such company.

           (f) Confidentiality. During the Term and at all times thereafter, the Executive shall not, except in connection with the performance of his duties hereunder, directly or indirectly, use, furnish or make accessible to any person or entity (whether or not such person or entity Competes with the Company) any Confidential Information (as defined below) of the Company. In the event that


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the Executive is requested by any governmental authority, or by any other person or entity involved in a legal proceeding, to disclose any Confidential Information, the Executive shall give the Company prompt notice of such request, such that the Company may seek a protective order or other appropriate relief and, in the absence of a protective order, the Executive shall in any such proceeding disclose only so much of the Confidential Information as is required by court order to be disclosed. For purposes hereof, "Confidential Information" is information that the Executive generates, is exposed to or has access to concerning any of the businesses of the Company; provided, however, that Confidential Information shall not include information that has become available to the public otherwise than by the Executive's act or omission. Confidential Information includes, but is by no means limited to, discoveries and works, product and service ideas and plans; business ideas and strategies; "know-how," technologies, concepts and designs; computer programs, databases, codes and documentation; information relating to research and development efforts; marketing plans and studies; revenue and budget projections and other financial information; information concerning clients, customers, vendors and suppliers of the Company or its affiliates; training manuals and similar materials; personnel files; information concerning the skills, responsibilities and compensation of employees, directors and independent contractors of the Company and contracts between the Company and third parties.

           (g) No Duty to Mitigate. The Company acknowledges and agrees that the Executive shall have no duty at any time to seek other employment or to mitigate his damages hereunder. The amounts payable to the Executive under this Agreement shall be paid regardless of whether the Executive obtains other employment.

           (h) Reimbursement of Expenses. Upon any termination of the Executive's employment hereunder, the Company shall pay to the Executive or reimburse the Executive for any business expenses and any amount payable under any benefit plan or program or other amounts that were accrued or incurred but unpaid or unreimbursed at the Termination Date.

           5. Golden Parachute Payments

           (a) Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to make any payment or provide any benefit (including the acceleration of stock options) to the extent that such payment or benefit results in a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")); provided, however, that the Company shall make all payments and provide all benefits under this Agreement to the fullest extent permitted without giving rise to a parachute payment.

           (b) Whether any payment or benefit under this Agreement results in a parachute payment (as defined in Section 280G of the Code) (i) shall be determined by the Company's certified public accountants (the "Accountants"); and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
Section 280G of the Code.


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           (c) In the event that a payment or benefit under this Agreement is subsequently determined by the Accountants to be a parachute payment, the Executive shall repay to the Company, within 30 days following the time that the character of such payment or benefit is re-defined by the Accountants, the amount of such payment or benefit that has been paid to the Executive or on the Executive's behalf and that would not have been paid if such payment or benefit had been initially treated as a parachute payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing provisions of this Section 7(e), in the event any portion of the payment or benefit to be refunded to the Company has been paid to any federal, state or local authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or check is denied.

           6. Stockholders' Agreement. Executive agrees (a) to be bound by all of the provisions and conditions of the Exchange and Stockholders' Agreement dated June 25, 1997 by and among the Company and the Stockholders (as defined therein) party thereto, as the same may be amended from time to time (the "Stockholders" Agreement"), (b) that the Executive shall constitute a "Management Stockholder" for purposes of the Stockholders' Agreement, (c) that all "Shares of Voting Common Stock" (as defined in the Stockholders' Agreement) owned from time to time by the Executive (including, without limitation, any such shares acquired pursuant to the exercise of the options referred to in
Section 3(e) hereof) shall be subject to the Stockholders' Agreement and (d) Executive shall execute and deliver to the Company such additional documents, if any, as the Company may reasonably request to further evidence or give effect to the provisions of this Section 6.

           7. Withholding Taxes. The Company may require, as a condition to any payments required to be made by the Company pursuant to this Agreement, that the Company be reimbursed in cash for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of such payment. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any sums due or to become due from it to the Executive.

           8. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that NATC and/or NACC may assign or transfer this Agreement to (a) a successor corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of its assets or
(b) an affiliate thereof; provided that no such assignment referred to in the foregoing clause (a) or (b) shall relieve NATC and NACC from liability for its obligations hereunder. Any purported assignment, other than as provided above, shall be null and void.


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           9. Indemnification. NATC and NACC shall indemnify the Executive in accordance with their respective Certificates of Incorporation and Bylaws, copies of which have been delivered to the Executive, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company. The obligations of NATC and NACC under this
Section 10 shall survive any termination of this Agreement or the Executive's employment hereunder.

           10. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:


            If to the Company:             North Atlantic Trading Company, Inc.
                                           257 Park Avenue South, 7th Floor
                                           New York, New York 10016
                                           Attention: General Counsel


            If to the Executive:           Lawrence Wexler
                                           393 Carter Street
                                           New Canaan, CT 06840


or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

           11. Entire Agreement; Non-Exclusive Rights. (a) Subject to Section 12(b), this Agreement shall constitute the entire agreement between the Executive and the Company concerning the subject matter hereof, and performance of its obligations hereunder by NATC and NACC shall constitute full settlement and release of any claim or cause of action, of whatsoever nature, which the Executive might otherwise assert or claim against the Company or any of its directors, stockholders, officers or employees relating to the employment of the Executive. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an authorized officer of each of NATC and NACC.

           (b) Nothing in this Agreement shall impair or limit (i) any right or obligation of any party hereto under the Stockholders' Agreement or (ii) the Executive's continuing or future participation, during the Term, in any benefit bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company, including, but not limited to any stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Termination Date shall be payable in accordance with such plan or program.


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           12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                       NORTH ATLANTIC TRADING COMPANY, INC.



                       By:   /s/ Thomas F. Helms, Jr.
                           -----------------------------------------------------
                             Name:  Thomas F. Helms, Jr.
                             Title: Chairman of the Board of Directors and
                                    Chief Executive Officer


                       NORTH ATLANTIC CIGARETTE COMPANY, INC.



                       By:  /s/ David I. Brunson
                           -----------------------------------------------------
                             Name:  David I. Brunson
                             Title: Executive Vice President and Chief Financial
                                    Officer

                             /s/ Lawrence Wexler
                            ----------------------------------------------------
                            Lawrence Wexler




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